Exhibit 4.3

ENERGIZER HOLDINGS, INC.

As Issuer

5.500% SENIOR NOTES DUE 2025

SECOND SUPPLEMENTAL INDENTURE

Dated as of June 30, 2020

To

INDENTURE

Dated as of June 1, 2015,

As amended and supplemented by a

Supplemental Indenture dated as of January 28, 2019

BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,

as Trustee

SECOND SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of June 30, 2020, between Energizer Holdings, Inc., a Missouri corporation (the “Company”) and The Bank of New York Mellon Company Trust, N.A., as Trustee (the “Trustee”).

RECITALS

WHEREAS, the Company, the Guarantors and the Trustee have heretofore entered into an Indenture, dated as of June 1, 2015 (the “Base Indenture”), providing for the issuance by the Company of its 5.500% Senior Notes due 2025 (the “Notes”), and a Supplemental Indenture to the Base Indenture dated as of January 28, 2019 (the “First Supplemental Indenture” and, together with the Base Indenture, the “Indenture”);

WHEREAS, pursuant to Section 9.02 of the Base Indenture, the Company and the Trustee may amend the Indenture and the Notes with the written consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding (the “Requisite Consents”);

WHEREAS, pursuant to the Offer to Purchase and Consent Solicitation Statement, dated June 17, 2020 (as amended or supplemented from time to time, the “Statement”), the Company is offering to purchase for cash any and all of its $600,000,000 in aggregate principal amount of the Notes (the “Tender Offer”) and is soliciting consents from Holders of the Notes (the “Consent Solicitation”) to amend the Base Indenture to eliminate substantially all of the restrictive covenants and certain events of default contained in the Base Indenture and to reduce the notice period required in connection with a redemption of the Notes (the “Proposed Amendments”);

WHEREAS, the Holders of at least a majority in aggregate principal amount of the Notes then outstanding have duly and validly consented to the Proposed Amendments set forth in this Supplemental Indenture in accordance with Section 9.02 of the Base Indenture;

WHEREAS, the Company, having received the Requisite Consents, desires to amend the Indenture and the Notes (the “Amendment”);

WHEREAS, the Company has heretofore delivered or is delivering contemporaneously herewith to the Trustee the Officers’ Certificate and the Opinion of Counsel described in Sections 9.06, 12.04 and 12.05 of the Indenture with respect to the Supplemental Indenture;

WHEREAS, pursuant to Sections 9.02 and 9.06 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture; and

WHEREAS, all conditions necessary to authorize the execution and delivery of this Supplemental Indenture and to make this Supplemental Indenture valid and binding have been complied with or have been done or performed.

NOW, THEREFORE, THIS SUPPLEMENTAL INDENTURE WITNESSETH:

It is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of the Notes, as follows:

ARTICLE I

AMENDMENTS TO THE INDENTURE AND THE NOTES

Section 1.1 Amendments to the Base Indenture.

(a)	Amendments to Sections 3.01 and 3.03 of the Base Indenture.

(i)	Section 3.01 of the Base Indenture is hereby amended by deleting the phrase “at least 35 days” and replacing it with the phrase “at least two (2) Business Days.”

(ii)

Section 3.03 of the Base Indenture is hereby amended by (x) deleting the phrase “At least 30 days” in the first paragraph of such Section and replacing it with the phrase “At least two (2) Business Days” and (y) deleting the phrase “at least five Business Days prior to” in the penultimate paragraph of such Section and replacing it with “on.”

(b)

Amendments to Article IV of the Base Indenture. The Base Indenture is hereby amended by deleting the title and text of the following Sections of Article IV of the Base Indenture, each in its entirety, and inserting in lieu thereof the word “[Reserved.]” after each such section number: Section 4.03 Reports; Section 4.04 Limitation on Debt; Section 4.05 Limitation on Restricted Payment; Section 4.06 Limitation on Liens; Section 4.07 Limitation on Asset Sales; Section 4.08 Limitation on Restrictions on Distributions from Restricted Subsidiaries; Section 4.09 Limitation on Transactions with Affiliates; Section 4.10 Designation of Restricted and Unrestricted Subsidiaries; Section 4.11 Limitation on Sale and Leaseback Transactions; Section 4.13 Further Instruments and Acts; Section 4.14 Additional Notes Guarantees; Section 4.15 Existence; Section 4.16 Payment of Taxes and other Claims; Section 4.17 Maintenance of Properties and Insurance; 4.18 Annual Officer’s Certificate of Compliance; Section 4.19 Limitation on Accounts Receivables Facilities; and Section 4.20 Restrictive Covenants.

(c)	Amendments to Sections 5.01 and 5.02 of the Base Indenture.

(i)

Section 5.01 of the Base Indenture is hereby amended as follows by deleting the text of clauses (d) and (e) of such Section 5.01, each in its entirety, and inserting in lieu thereof the word “[Reserved.]” after each such clause number; and

(ii)

Section 5.02 of the Base Indenture is hereby amended as follows by deleting the text of clause (b)(ii) of such Section in its entirety, and inserting in lieu thereof the word “[Reserved.]” after such clause number.

(d)	Amendments to Section 6.01 of the Base Indenture. Section 6.01 of the Base Indenture is hereby amended as follows:

(i)

by deleting the text of the clauses (c), (d), (e), (f), (j) and (k) of Section 6.01 of the Base Indenture, each in its entirety, and inserting in lieu thereof the word “[Reserved.]” after each such clause number; and

(ii)	by deleting the penultimate paragraph of Section 6.01 of the Base Indenture.

Section 1.2 Amendments to the Notes.

(a)	Section 4 of the Notes is hereby amended by deleting the first sentence of the second paragraph of such sentence.

(b)	Sections 5(a), (b) and (c) of the Notes are hereby amended by deleting the phrase “not less than 30 days” and replacing it with the phrase “not less than two (2) Business Days”.

(c)	Section 6 of the Notes is hereby amended by deleting the phrase “at least 30 days” and replacing it with the phrase “at least two (2) Business Days.”

(d)	The Notes further are hereby amended to delete all provisions inconsistent with the amendments to the Base Indenture made pursuant to Section 1.1 of this Supplemental Indenture.

Section 1.3 Conforming Changes; Deletion of Definitions.

(a)

Any and all references to the foregoing sections, subsections, clauses and paragraphs, or the text thereof, and any and all obligations thereunder, are hereby deleted in their entirety (i) throughout the Indenture, the First Supplemental Indenture and the Notes, and the same shall be of no further force and effect, and (ii) in the Table of Contents to the Base Indenture and replaced with the word “[Reserved.]”.

(b)

Section 1.01 (Definitions) of the Indenture is hereby amended by deleting from such Section 1.1 those terms and their respective definitions and section references that, by virtue of the amendments set forth in Sections 1.1, 1.2 and 1.3(a) of this Supplemental Indenture, are no longer used in the Indenture or the Notes as amended hereby, and by deleting all references throughout the Indenture and the Notes to such defined terms and section references.

ARTICLE II

MISCELLANEOUS PROVISIONS

Section 2.1 Effect and Operation of this Supplemental Indenture.

This Supplemental Indenture shall be effective upon its execution and delivery by the Company and the Trustee. Notwithstanding the foregoing sentence, the amendments to the Indenture and the Notes set forth in Article I of this Supplemental Indenture shall become operative automatically in respect of all the Notes only upon, and simultaneously with, and shall have no force and effect until, both: (i) the Company notifies the Trustee and the Tender Agent (as defined in the Statement) in writing that such Notes, the tender of which represents the Requisite Consents, are accepted for purchase pursuant to the Tender Offer and (ii) the Company pays on the earlier to occur of (x) the Early Settlement Date and (y) the Final Settlement Date (each as defined in the Statement) the aggregate consideration due and payable for all Notes purchased pursuant to the Tender Offer on such Early Settlement Date or Final Settlement Date, as the case may be (the “Aggregate Tender and Consent Consideration”), to the Holder of the Notes, in accordance with the terms and conditions set forth in the Statement, provided that at least a majority in aggregate principal amount of the Notes then outstanding are so purchased. If the Aggregate Tender and Consent Consideration is not paid on the earlier of the Early Settlement Date and the Final Settlement Date in accordance with the terms and conditions set forth in the Statement, this Supplemental Indenture shall not become operative and shall be null and void. Prior to the time the Company purchases any Notes pursuant to the Tender Offer, the Company may terminate this Supplemental Indenture upon written notice to the Trustee, including in connection with any termination or withdrawal of the Tender Offer or the Consent Solicitation with respect to the Proposed Amendments or if for any other reason the Notes are not accepted for payment pursuant to the Tender Offer. If the Tender Offer is terminated or withdrawn, or the Company does not accept for purchase, and pay for, the Notes for any reason, this Supplemental Indenture shall not become operative.

Section 2.2 Notification to Trustee.

The Company shall promptly provide written notice when the amendments to the Indenture and the Notes set forth in Article I of this Supplemental Indenture have become operative. However, the failure to give this notice to the Trustee, or any defect therein, will not impair or affect the operativeness of the amendments to the Indenture and the Notes set forth in Article I of this Supplemental Indenture.

Section 2.3 Ratification of Indenture; Supplemental Indenture Part of Indenture.

Except as amended hereby, the Indenture is in all respects ratified and confirmed and all the terms shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered under the Indenture shall be bound hereby and all terms and conditions of both shall be read together as though they constitute a single instrument, except that in the case of conflict the provisions of this Supplemental Indenture shall control.

Section 2.4 Capitalized Terms.

Capitalized terms used herein without definition shall have the meanings assigned to them in the Base Indenture.

Section 2.5 Successors.

All covenants and agreements in this Supplemental Indenture by the Company and the Guarantors shall bind its successors and assigns, whether so expressed or not.

Section 2.6 Separability Clause.

In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 2.7 Governing Law.

THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ANY PRINCIPLES OF CONFLICTS OF LAWS THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION.

Section 2.8 Counterparts.

This Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes.

Section 2.9 Interpretation.

The recitals contained herein shall be taken as the statements of the Company, and the Trustee does not assume any responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture or the proper authorization or the due execution thereof by the Company. In entering into this Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture applicable to it, whether or not elsewhere herein so provided.

Section 2.10 Electronic Signatures.

The words “execution,” signed,” signature,” and words of like import in this Supplemental Indenture shall include images of manually executed signatures transmitted by facsimile, email or other electronic format (including, without limitation, “pdf,” “tif” or “jpg”) and other electronic signatures (including without limitation, DocuSign and AdobeSign). The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed and attested, all as of the date first above written.

THE COMPANY:

ENERGIZER HOLDINGS, INC.

By:	/s/ Timothy W. Gorman
Name:	Timothy W. Gorman
Title:	Executive Vice President and Chief
Financial Officer

TRUSTEE:

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., not in its individual capacity but solely as Trustee

By:	/s/ Valere Boyd
Name:	Valere Boyd
Title:	Vice President

Signature Page - Energizer - Second Supplemental Indenture